Exhibit 99.1
Sable Offshore Corp. Reports Second Quarter 2026 Financial and Operational Results
Houston, August 10, 2026 – Sable Offshore Corp. (“Sable,” or the “Company”) (NYSE: SOC) today announced its second quarter 2026 financial and operational results.
Second Quarter 2026 Financial Results
•Achieved $137.1 million in total revenue and generated $9.4 million of positive cash flows from operating activities in the second quarter of 2026, representing the first full quarter of revenue generation and positive operating cash flow since inception.
•Reported average daily net sales volumes of approximately 21 thousand barrels of oil per day while the Company increased production and worked through midstream constraints.
•Exited the second quarter with oil sales of approximately 40 thousand net barrels of oil per day, representing a 149% entry to exit oil sales growth rate compared to the first day of the quarter.
•Reported $39.4 million of capital expenditures in the second quarter.
•Ended the quarter with 154,531,910 shares of Common Stock outstanding.
Financial Updates
•Completed refinancing transactions on July 2, 2026, the proceeds of which were used to repay the former EM Senior Secured Term Loan and extend our maturity runway to year-end 2028.
–$675.0 million Senior Secured Term Loan B (the “TLB”) due December 15, 2028. The TLB has a 15.0% annual coupon, quarterly mandatory amortization payments of 2.5% per quarter in 2H 2026 increasing to 5.0% per quarter in 2027 and beyond, and 100% quarterly excess cash flow sweep.
–$345.0 million 6.5% Convertible Senior Notes due July 1, 2031. The Convertible Senior Notes have a $4.00/share initial conversion price.
–$115.0 million of Common Stock issued at a share price of $3.08/share.
–$500.0 million Senior Revolving Credit Facility (the “RCF”) designed for commodity hedging purposes. The RCF has a borrowing base of $0 and matures on December 15, 2028 alongside the TLB.
•Commenced commodity hedging program with $65/Bbl Brent floor prices and fulfilled post-closing requirements of the TLB. We expect to opportunistically hedge additional volumes as production ramps up.
•No ATM equity sales have occurred in Q3 2026 to date.
Second Quarter 2026 Operational Results
•Produced at an average rate of 723 barrels of oil per day, per well, throughout the quarter from an average of 35 producing wells per day.
•An average of approximately 39 wells were online throughout the month of June 2026, representing a 50% increase over approximately 26 wells online on average in April 2026.
•Las Flores Canyon crude oil inventory grew 49% in the quarter from 212,390 to 316,495 barrels. Crude oil in inventory as of August 9, 2026 was approximately 224,000 barrels.
•Progressed field operations at the Santa Ynez Unit (“SYU”), the Las Flores Canyon Midstream Processing Facility (“LFC”), and the Santa Ynez Pipeline System (“SYPS”) towards steady state operations.

Exhibit 99.1
•Resumed oil production from Platform Heritage in early April 2026.
Operational Updates
•July 2026 preliminary oil sales estimate of approximately 38,000 gross barrels of oil per day. August 2026 oil sales average to date is approximately 42,000 gross barrels of oil per day through August 9th.
•In July 2026, an average of approximately 47 wells at Platforms Harmony and Heritage were online, producing an average of approximately 721 gross barrels of oil per day per well. Sable expects to bring all 77 production wells on these two platforms online during the third quarter of 2026 and expects Platform Hondo to come online in September 2026.
•Wireline campaign for Perforation Additions (“Perf Adds”) and producing well optimization at Platform Harmony commenced in August 2026.
•Five completed Perf Adds forecasted to produce an incremental 600 estimated gross barrels of oil per day, each, are expected to come online at Platform Hondo along with the restart of the platform in September 2026.
•An additional four Perf Adds at Platform Hondo forecasted to produce an incremental estimated 600 gross barrels of oil per day are planned for completion and to be brought online in early Q4 2026.
Midstream and Brent Crude Oil Marketing Update
•Due to the California regulatory environment, local refineries were not able to plan in advance for SYU first sales and ultimately were forced to displace various imported cargos in the second quarter. As a result, Sable incurred $18.5 million of non-recurring demurrage charges throughout the quarter, recognized in operational expenses.
•The sudden supply influx of Pacific Outer Continental Shelf (“Pacific OCS”) crude has forced refiners to temporarily limit throughput of Pacific OCS crude and charge quality deducts for sulfur content and other items.
•Platform Hondo is expected to produce lower sulfur content oil, which should bring field-wide sulfur content to normal levels upon planned restart in September 2026.
•Chemical-based solutions are expected to be tested in Q4 2026 that would potentially sweeten SYU crude production and lower sulfur content with full implementation anticipated in 2027.
•Starting in July 2026, Sable was temporarily constrained to a maximum of 40,000 average gross barrels of oil per day of oil sales throughput by downstream partners. We expect this short-term constraint to be alleviated starting in the back half of August.
•California refineries are expected to adjust their crude oil supply slate starting in September 2026 to begin accepting more Pacific OCS barrels from the SYU and less imported barrels, alleviating the SYU throughput constraint altogether.
•Sable is also in active negotiations to implement waterborne crude oil marketing solutions from existing marine terminals in the Los Angeles area in the near-term in order to improve marketing optionality.
•Additionally, the pending acquisition of the Crimson Utilities (San Pablo Bay Pipeline) pipeline network by a third party could provide further relief and marketing optionality to California oil producers with access to the San Francisco refinery market once that pipeline potentially restarts operations.

Exhibit 99.1
Guidance
•Reduced 2H 2026E midpoint capex by 41% to $85 million. Planned capex reductions are intended to optimize cash flow and accelerate debt amortization.
•Increased 2027 expected oil ratio to approximately 100% from prior midpoint of 91% due to the deferral of POPCO gas plant capital items and stronger than anticipated oil cut from producing wells.
•In light of the short-term midstream throughput constraints and widened differentials, Sable’s 2H 2026 capex budget is focused on maintaining asset integrity, maximizing midstream throughput, executing high return Perf Adds, and well optimization work.
•FY 2027E guidance reflects the expected normalization of fully ramped, post-restart operations.

	2H 2026E			FY 2027E
Sales
Gross Average Daily Sales (Boe/d)	47,500	‒	52,500	50,000	‒	55,000
Working Interest / Net Revenue Interest (%)	83.6%			83.6%
Net Average Daily Sales (Boe/d)	40,000	‒	45,000	42,500	‒	47,500
% Oil	~100.0%			~100.0%
Estimated Marketing and GP&T Deduct ($/Bbl)	$24.00	‒	$28.00	$21.00	‒	$25.00

Cash Costs ($ / Net Boe)
Lease Operating Expense	$17.00	‒	$21.00	$9.00	‒	$12.00
Cash General & Administrative	$6.00	‒	$9.00	$3.50	‒	$6.50
Severance & Ad Valorem Taxes (% of Revenue)	0.5%	‒	1.0%	0.5%	‒	1.0%

Capital Expenditures ($MM)
Total Capex	$75	‒	$95	$80	‒	$100
Note: No benefits from waterborne marketing solutions, chemical treatments, and broader California infrastructure improvements assumed in guidance.
Brent Crude Oil Hedging

Type	Term	Settlement Index	Average Volumes (Mbo/d)	Bought Put	Sold Call
Costless Collars	July 1, 2026—December 31, 2026	NYMEX Brent	28.0	$65.00	$89.39
	January 1, 2027—December 31, 2027	NYMEX Brent	25.0	$65.00	$80.00
	January 1, 2028—December 31, 2028	NYMEX Brent	21.0	$65.00	$73.17
Management Commentary
Chairman and Chief Executive Officer, Jim Flores said “The Sable team was able to make strong progress in ramping up operations in the second quarter. We are encouraged by the productivity of the wells at the SYU with their higher than expected production with minimal to no observable decline.” He continued, “Through the various solutions we have identified, we look forward to working with our midstream and downstream partners to maximize the amount of domestic crude oil from the SYU getting to market for the benefit of California consumers and the U.S. Military and its allies globally.”
About Sable
Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.

Exhibit 99.1
Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “continue,” “plan,” “forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward- looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence full production of the SYU assets; the cost and time required therefor, and production levels once recommenced; availability of future financing; restrictions in existing or future debt agreements or structured or other financing arrangements; uncertainties related to new technologies, geographical concentration of operations, environmental risks, weather risks, security risks, drilling and other operating risks, regulatory changes and regulatory risks, including risks relating to PHMSA’s regulatory oversight of the SYPS, the DPA Order and the potential implementation of the OS&T Strategy or the Buoy Strategy; our ability to consummate a debt refinancing of our Senior Secured Term Loan B and the timing and terms thereof; our financial performance; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2025, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, filed with the Securities and Exchange Commission, which are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.
Contacts
Investor Contact:
Harrison Breaud
Vice President, Finance & Investor Relations
IR@sableoffshore.com
713-579-8111
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